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                                                    Exhibit 8.1


                       [Crouch & Hallett letterhead]

(214) 953-0053

                              March 16, 1994



Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas   75240

Gentlemen:

     This will confirm that we have advised Brinker International, Inc. and Rio Acquisition Corp. (the "Subsidiary") with respect to certain federal income tax aspects of the proposed merger of the Subsidiary into On The Border Cafes, Inc. ("OTB"). Such advice formed the basis for the descriptions of the selected federal income tax consequences of the proposed merger appearing under the captions "Summary of Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such description does not purport to discuss all possible federal income tax ramifications of the proposed merger. With respect to the tax consequences which are discussed under the captions "Summary of Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences" in the Proxy Statement/Prospectus, we are of the opinion that the discussion correctly states the material federal income tax consequences of the proposed merger to the shareholders of OTB and the applicable principles of existing law.

     We consent to the use of this letter as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

                              Very truly yours,

                              Crouch & Hallett, L.L.P.